Exhibit 5.2

Conner & Winters, LLP 4000 One Williams Center | Tulsa, OK 74172-0148 p (918) 586-5711 | f (918) 586-8982 | cwlaw.com

April 24, 2013

Continental Resources, Inc.

20 N. Broadway

Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

We have acted as Oklahoma counsel to Continental Resources, Inc., an Oklahoma corporation (the “Company”), in connection with (a) the issuance by the Company of up to $1,500,000,000 aggregate principal amount of its 4 1/2% Senior Notes due 2023 (the “Exchange Notes”) pursuant to that certain Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company, Banner Pipeline Company, L.L.C., an Oklahoma limited liability company (“Banner”), and CLR Asset Holdings, LLC, an Oklahoma limited liability company (“Asset Holdings,” and together with Banner, the “Subsidiary Guarantors”), on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $1,500,000,000 aggregate principal amount of the Company’s outstanding 4 1/2% Senior Notes due 2023 issued on April 5, 2013 and the related guarantees (the “Outstanding Notes”), and (b) the Subsidiary Guarantors’ unconditional guarantees of the payment of the Exchange Notes (the “Guarantees”), which are also being registered pursuant to the Registration Statement under the Securities Act. The Outstanding Notes were issued, and the Exchange Notes will be issued, under that certain Indenture dated as of April 5, 2013 (the “Indenture”), among the Company, the Subsidiary Guarantors and Wilmington Trust, National Association, as trustee.

In connection with our rendering of the opinion contained herein, we have examined (a) the certificate of incorporation or articles of organization, as applicable, and the bylaws or operating agreement, as applicable, of each of the Company, Banner and Asset Holdings, each as amended and in effect on the date hereof, (b) the Registration Statement, (c) the Indenture, and (d) the Outstanding Notes. In addition, we have (x) examined such certificates of public officials and of corporate and limited liability company officers, directors and managers, as applicable, and such other documents and matters as we have deemed necessary or appropriate, (y) relied upon the accuracy of facts and information set forth in all such documents, and (z) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals, from which all such copies were made. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

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Continental Resources, Inc.

April 24, 2013

Based on the foregoing and subject to the other qualifications and limitations stated herein, we are of the opinion that the Company and the Subsidiary Guarantors are validly existing, have duly authorized and delivered the Indenture and the Outstanding Notes, and have duly authorized the Exchange Notes and the Guarantees.

We are members of the bar of the State of Oklahoma. Our opinion expressed above is limited to the laws of the State of Oklahoma, and we do not express any opinion herein concerning the laws of any other jurisdiction. We authorize Latham & Watkins LLP to rely on this opinion in delivering its opinion being filed as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus constituting a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

The effective date of this opinion is the date first set forth above, and we do not undertake to advise you of any matter brought to our attention thereafter which would or may modify, in whole or in part, any or all of the foregoing. This opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

Very truly yours,

/s/ Conner & Winters, LLP